MasterBrand Reports Fourth Quarter and Full Year 2025 Financial Results

•Fourth quarter and full year net sales decreased 3.5% and increased 1.3% year-over-year to $644.6 million and $2.7 billion, respectively
•Fourth quarter and full year net (loss) income margin decreased 860 basis points and 370 basis points year-over-year to (6.5)% and 1.0%, respectively
•Fourth quarter and full year adjusted EBITDA margin1 decreased 580 basis points and 260 basis points year-over-year to 5.4% and 10.9%, respectively
•Fourth quarter and full year diluted (loss) earnings per share were $(0.33) and $0.21, compared to $0.11 and $0.96 in the prior year, respectively; fourth quarter and full year adjusted diluted (loss) earnings per share1 were $(0.02) and $0.91, compared to $0.22 and $1.40 in the prior year, respectively
•Company announces $30 million of cost rationalization expected to be achieved in 2026
•Company introduces first quarter 2026 financial outlook

BEACHWOOD, Ohio.--(BUSINESS WIRE)--February 10, 2026-- MasterBrand, Inc. (NYSE: MBC, the “Company,” or “MasterBrand”), the largest residential cabinet manufacturer in North America, today announced fourth quarter and full year 2025 financial results.

“In the fourth quarter, we continued taking decisive actions to strengthen MasterBrand, even as demand remained soft and the trade environment became more complex,” said Dave Banyard, President and Chief Executive Officer. “We are executing a coordinated, multifaceted tariff mitigation plan, flexing our manufacturing network to match demand, and maintaining a sharp focus on cost management and cash generation. As part of these efforts, we are implementing targeted cost actions in the first quarter that are expected to deliver approximately $30 million of savings in 2026. At the same time, we remain focused on advancing our strategic priorities, including integration planning for the pending combination with American Woodmark.”

Banyard continued, “While market conditions remain challenging, we are confident in our strategy and our ability to emerge stronger and deliver long-term value for shareholders as market conditions normalize.”

Fourth Quarter 2025
Net sales were $644.6 million, a decrease of 3.5% compared to the fourth quarter of 2024, following a mid-single-digit year-on-year market decline, partially offset by the continued flow through of previously implemented price and tariff-related pricing actions.

Gross profit was $167.5 million, compared to $203.3 million in the prior year. Gross profit margin decreased 440 basis points to 26.0% on lower volume, mix, and the related unfavorable fixed cost leverage, tariffs net of supply chain mitigation, and restructuring-related expenses, partially offset by net average selling price (“ASP”) improvements, our continuous improvement efforts, and Supreme integration synergies.

Net loss was $(42.0) million, compared to net income of $14.0 million in the fourth quarter of 2024, and net loss margin was (6.5)%, compared to net income margin of 2.1% in the prior year primarily as a result of lower gross profit and higher SG&A expenses, partially offset by lower interest expense and lower income tax expense.

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

Adjusted EBITDA1 was $35.1 million, compared to $74.6 million in the fourth quarter of 2024. Adjusted EBITDA margin1 decreased 580 basis points to 5.4% due to lower volume and the related unfavorable fixed cost leverage, tariffs net of supply chain mitigation, and material, freight, and personnel inflation, partially offset by continuous improvement efforts, net ASP improvements, and Supreme integration synergies.

Diluted loss per share was $(0.33) compared to diluted earnings per share of $0.11 in the fourth quarter of 2024. Adjusted diluted loss per share1 was $(0.02) compared to adjusted diluted earnings per share1 of $0.22 in the fourth quarter of 2024.

Full Year 2025
Net sales were $2.7 billion, an increase of 1.3% compared to 2024, driven by a 5% contribution from Supreme and net ASP improvements, partially offset by a mid-single-digit market decline.

Gross profit was $827.6 million, compared to $877.0 million in the prior year. Gross profit margin decreased 220 basis points to 30.3% on lower volume and the related unfavorable fixed cost leverage, inflation, and tariffs. This was partially offset by net ASP improvements and the full year inclusion of Supreme and its related synergies.

Net income was $26.7 million, compared to $125.9 million in 2024, primarily due to lower gross profit and increased SG&A expense, partially offset by lower income tax expense. Net income margin was 1.0% compared to 4.7% in the prior year.

Adjusted EBITDA1 was $298.2 million, compared to $363.6 million in 2024. Adjusted EBITDA margin1 decreased 260 basis points to 10.9%, compared to 13.5% in the prior year, driven by lower volume and the related unfavorable fixed cost leverage, material, freight, and personnel inflation, tariffs net of supply chain mitigation, and incremental strategic investments, partially offset by net ASP improvements, including tariff-related pricing, and Supreme contributions and integration synergies.

Diluted earnings per share were $0.21 compared to $0.96 in 2024. Adjusted diluted earnings per share1 were $0.91 compared to $1.40 in 2024.

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

Balance Sheet, Cash Flow and Capital Allocation
As of December 28, 2025, the Company had $183.3 million in cash and $441.9 million of availability under its revolving credit facility. Total debt was $974.5 million, and ratio of total debt to net income from the most recent trailing twelve months was 36.5x as of December 28, 2025. For the same period, net debt1 was $791.2 million and the ratio of net debt to adjusted EBITDA1 was 2.7x.

Net cash provided by operating activities was $195.7 million for the fifty-two weeks ended December 28, 2025, compared to $292.0 million for the fifty-two weeks ended December 29, 2024. Free cash flow1 was $117.5 million for the fifty-two weeks ended December 28, 2025, compared to $211.1 million for the fifty-two weeks ended December 29, 2024. The declines in net cash provided by operating activities and free cash flow were driven by the decline in net income versus the prior year.

During the fifty-two weeks ended December 28, 2025, the Company repurchased approximately 1.4 million shares of common stock for approximately $18.1 million. No share repurchases were made during the fourth quarter of 2025. The Company is restricted from repurchasing shares under its merger agreement with American Woodmark until the close of the merger.

First Quarter 2026 Financial Outlook
Continued macroeconomic uncertainty driven by a volatile trade environment and actions deferred ahead of the anticipated American Woodmark merger are driving greater variability in key performance drivers, cost inputs and near-term demand trends across MasterBrand’s end markets, limiting the Company’s ability to provide a full-year outlook with the level of confidence it believes is appropriate. As a result, MasterBrand is taking a measured approach to its outlook and is transitioning to providing quarterly guidance until longer-term visibility improves.

Additionally, to strengthen operating flexibility in the current environment, MasterBrand is implementing an expected $30 million of cost actions to align its cost structure with current demand levels. The Company expects to achieve these savings over the course of 2026, with benefits beginning in the first quarter.

For the first quarter of 2026, the Company expects the following:

•Net sales year-over-year decrease of mid-single-digit to high-single-digit percentage
•Adjusted EBITDA1,2 in the range of $23 to $33 million, with related adjusted EBITDA margin1,2 in the range of 3.9% to 5.3%
•Adjusted diluted earnings per share1,2 in the range of $(0.06) to $0.00

For full year 2026, MasterBrand expects its addressable market to be down mid-single digits. The Company also expects the following:

•Gross tariff costs of approximately 5-6% of 2026 net sales
•Interest expense to be flat to down year-over-year
•Effective tax rate to improve year-over-year
•Free cash flow to be in excess of 2026 net income

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.
2 - We have not provided a reconciliation of our fiscal first quarter 2026 adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS guidance because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and which may be excluded from adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS. Additionally, estimating such GAAP measures and providing a meaningful reconciliation for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions used for historical non-GAAP measures.

This financial outlook only reflects the impact of those tariffs in effect as of the date of this release and the anticipated antidumping plywood duties, and does not reflect any other potential tariffs or tariff-related impacts on Company costs or end market demand. The Company believes the dynamic nature of the tariffs, specifically the uncertainty of implementation, potential timing and duration, limits the usefulness of estimating this information. MasterBrand undertakes no obligation to update this outlook as circumstances evolve. Additionally, this outlook does not reflect any anticipated financial benefits from the pending merger with American Woodmark, nor does it include expected transaction or integration-related costs.

“Our teams are actively advancing tariff mitigation initiatives, and we expect the benefits to accumulate over the course of 2026, supporting stronger profitability later in the year,” said Andi Simon, Executive Vice President and Chief Financial Officer. “That said, evolving trade dynamics, the related ongoing macroeconomic uncertainty, and actions deferred ahead of the pending American Woodmark merger have reduced near-term visibility. As a result, we are moving to quarterly guidance, which we believe will provide more decision-useful updates as our plan progresses and our visibility improves. Even in this environment, we remain confident in our strategy and our ability to bolster margins and deliver long-term value over time.”

Conference Call Details
The Company will hold a live conference call and webcast at 4:30 p.m. ET today, February 10, 2026, to discuss the financial results and business outlook. Telephone access to the live call will be available at (877) 407-4019 (U.S.) or by dialing +1 (201) 689-8337 (international). The live audio webcast can be accessed on the “Investors” section of the MasterBrand website www.masterbrand.com.

A telephone replay will be available approximately one hour following completion of the call through February 24, 2026. To access the replay, please dial (877) 660-6853 (U.S.) or +1 (201) 612-7415 (international). The replay passcode is 13757899. An archived webcast of the conference call will also be available on the "Investors" page of the Company's website.

Non-GAAP Financial Measures
To supplement the financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”) in this earnings release, certain non-GAAP financial measures as defined under SEC rules have been included. It is our intent to provide non-GAAP financial information to enhance understanding of our financial information as prepared in accordance with GAAP. Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with GAAP. Our methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.

We use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income margin, adjusted diluted earnings per share (“adjusted diluted EPS”), free cash flow, net debt, and net debt to adjusted EBITDA, which are all non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We evaluate the performance of our business based on income before income taxes, but also look to EBITDA as a performance evaluation measure because interest expense is related to corporate functions, as opposed to operations. For that reason, we believe EBITDA is a useful metric to investors in evaluating our operating results. Adjusted EBITDA is calculated by removing the impact of non-operational results and special items from EBITDA. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales. Adjusted net income is calculated by removing the impact of non-operational results, including non-cash amortization expense, which is not deemed to be indicative of the results of current or future operations, and special items from net income. Adjusted net income margin is calculated as adjusted net income divided by net sales. Adjusted diluted EPS is a measure of our diluted earnings per share excluding non-operational results and special items. We believe these non-GAAP measures are useful to investors as they are representative of our core operations and are used in the management of our business, including decisions concerning the allocation of resources and assessment of performance.

Free cash flow is defined as cash flow from operations less capital expenditures. We believe that free cash flow is a useful measure to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of our business strategy, and is used in the management of our business, including decisions concerning the allocation of resources and assessment of performance. Net debt is defined as total balance sheet debt less cash and cash equivalents. We believe this measure is useful to investors as it provides a measure to compare debt less cash and cash equivalents across periods on a consistent basis. Net debt to adjusted EBITDA is calculated by dividing net debt by the trailing twelve months adjusted EBITDA. Net debt to adjusted EBITDA is used by management to assess our financial leverage and ability to service our debt obligations.

As required by SEC rules, detailed reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measure are included in the financial statement section of this earnings release. We have not provided a reconciliation of our fiscal first quarter 2026 adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS guidance because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, including restructuring and other charges, which are excluded from adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income margin, and adjusted diluted EPS. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions used for historical non-GAAP measures.

About MasterBrand:
MasterBrand, Inc. (NYSE: MBC) is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. These products are delivered through an industry-leading distribution network of over 7,900 dealers, major retailers and builders. MasterBrand employs over 12,500 associates across more than 20 manufacturing facilities and offices. Additional information can be found at www.masterbrand.com.

Forward-Looking Statements:
Certain statements contained in this Press Release, other than purely historical information, including, but not limited to estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. Statements preceded by, followed by or that otherwise include the word “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. These factors include those listed under “Risk Factors” in Part I, Item 1A of our Form 10-K for the fiscal year ended December 29, 2024, Part II, Item 1A of our subsequent Forms 10-Q and other filings with the SEC.

The forward-looking statements included in this document are made as of the date of this Press Release and, except pursuant to any obligations to disclose material information under the federal securities laws, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this Press Release.

Some of the important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements include:

•Our ability to develop and expand our business;
•Our ability to develop new products or respond to changing consumer preferences and purchasing practices;
•Our anticipated financial resources and capital spending;
•Our ability to manage costs;
•Our ability to effectively manage manufacturing operations and capacity, or an inability to maintain the quality of our products;
•The impact of our dependence on third parties to source raw materials and our ability to obtain raw materials in a timely manner or fluctuations in raw material costs;
•Our ability to accurately price our products;
•Our projections of future performance, including future revenues, capital expenditures, gross margins, and cash flows;
•The effects of competition;
•Costs of complying with evolving tax and other regulatory requirements and the effect of actual or alleged violations of tax, environmental or other laws;
•The effect of climate change and unpredictable seasonal and weather factors;
•Conditions in the housing market in the United States, Canada and Mexico;
•The expected strength of our existing customers and consumers and any loss or reduction in business from one or more of our key customers or increased buying power of large customers;
•Information systems interruptions or intrusions or the unauthorized release of confidential information concerning customers, employees, or other third parties;
•Worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis, including risks associated with uncertain trade environments, changes to U.S. tariff policy and retaliatory tariffs imposed by other countries;
•The effects of a public health crisis or other unexpected event;
•Changes in the anticipated timing for closing the combination of MasterBrand with American Woodmark (the “Transaction”);
•Delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the Transaction;
•The outcome of any legal proceedings that may be instituted against MasterBrand or American Woodmark following the announcement of the Transaction;
•The inability to complete the Transaction;
•The inability to recognize, or delays in obtaining, anticipated benefits of the Transaction, including synergies, which may be affected by, among other things, competition, the ability of the combined company to integrate operations in a successful manner and in the expected time period, grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees;
•The impact of our current and any additional future debt obligations on our business, current and future operations, profitability and our ability to meet other obligations;
•Business disruption during the pendency of or following the Transaction;
•Diversion of management time on Transaction-related issues;
•The reaction of customers and other persons to the Transaction; and
•Other statements contained in this Press Release regarding items that are not historical facts or that involve predictions.

Investor Relations
Investorrelations@masterbrand.com

Media Contact
Media@masterbrand.com

Source: MasterBrand, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
(U.S. Dollars presented in millions, except per share amounts)	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
NET SALES	$644.6	$667.7	$2,734.7	$2,700.4
Cost of products sold	477.1	464.4	1,907.1	1,823.4
GROSS PROFIT	167.5	203.3	827.6	877.0
Gross Profit Margin	26.0%	30.4%	30.3%	32.5%
Selling, general and administrative expenses	186.9	152.3	667.8	603.1
Amortization of intangible assets	6.4	6.5	25.6	20.2
Restructuring charges	1.3	7.0	15.2	18.0
OPERATING (LOSS) INCOME	(27.1)	37.5	119.0	235.7
Interest expense	17.6	19.3	74.1	74.0
Gain on sale of asset	—	(4.3)	—	(4.3)
Other (income) expense, net	(1.3)	2.7	(1.4)	(2.3)
(LOSS) INCOME BEFORE TAXES	(43.4)	19.8	46.3	168.3
Income tax (benefit) expense	(1.4)	5.8	19.6	42.4
NET (LOSS) INCOME	$(42.0)	$14.0	$26.7	$125.9
Average Number of Shares of Common Stock Outstanding
Basic	126.8	127.2	127.0	127.1
Diluted	126.8	131.2	129.2	130.9
(Loss) Earnings Per Common Share
Basic	$(0.33)	$0.11	$0.21	$0.99
Diluted	$(0.33)	$0.11	$0.21	$0.96

SUPPLEMENTAL INFORMATION - Quarter-to-date
(Unaudited)

	13 Weeks Ended	13 Weeks Ended
	December 28,	December 29,
(U.S. Dollars presented in millions, except per share amounts and percentages)	2025	2024
1. Reconciliation of Net (Loss) Income to EBITDA to ADJUSTED EBITDA
Net (loss) income (GAAP)	$(42.0)	$14.0
Interest expense	17.6	19.3
Income tax (benefit) expense	(1.4)	5.8
Depreciation expense	16.7	17.6
Amortization expense	6.4	6.5
EBITDA (Non-GAAP Measure)	$(2.7)	$63.2
[1] Acquisition-related costs	10.2	6.0
[2] Restructuring charges	1.3	7.0
[3] Restructuring-related charges	9.6	—
[4] Allowance for credit loss	17.1	—
[5] Costs related to pending insurance claims, net	0.2	—
[6] Recognition of pension settlement (gains) losses	(0.6)	2.7
[9] Gain on sale of asset	—	(4.3)
Adjusted EBITDA (Non-GAAP Measure)	$35.1	$74.6

2. Reconciliation of Net (Loss) Income to Adjusted Net Income
Net (loss) income (GAAP)	$(42.0)	$14.0
[1] Acquisition-related costs	10.2	6.0
[2] Restructuring charges	1.3	7.0
[3] Restructuring-related charges	9.6	—
[4] Allowance for credit loss	17.1	—
[5] Costs related to pending insurance claims, net	0.2	—
[6] Recognition of pension settlement (gains) losses	(0.6)	2.7
[9] Gain on sale of asset	—	(4.3)
[10] Amortization expense	6.4	6.5
[11] Income tax impact of adjustments	(5.0)	(2.4)
Adjusted Net (Loss) Income (Non-GAAP Measure)	$(2.8)	$29.5

3. (Loss) Earnings per Share Summary
Diluted EPS (GAAP)	$(0.33)	$0.11
Impact of adjustments	$0.31	$0.11
Adjusted Diluted EPS (Non-GAAP Measure)	$(0.02)	$0.22

Weighted average diluted shares outstanding	126.8	131.2

4. Profit Margins
Net Sales (GAAP)	$644.6	$667.7
Net (Loss) Income Margin percentage (GAAP)	(6.5)%	2.1%
Adjusted Net (Loss) Income Margin percentage (Non-GAAP Measure)	(0.4)%	4.4%
Adjusted EBITDA Margin percentage (Non-GAAP Measure)	5.4%	11.2%

SUPPLEMENTAL INFORMATION
(Unaudited)

	52 Weeks Ended	52 Weeks Ended
	December 28,	December 29,
(U.S. Dollars presented in millions, except per share amounts and percentages)	2025	2024
1. Reconciliation of Net Income to EBITDA to Adjusted EBITDA
Net income (GAAP)	$26.7	$125.9
Interest expense	74.1	74.0
Income tax expense	19.6	42.4
Depreciation expense	67.9	57.1
Amortization expense	25.6	20.2
EBITDA (Non-GAAP Measure)	$213.9	$319.6
[1] Acquisition-related costs	28.9	25.4
[2] Restructuring charges	15.2	18.0
[3] Restructuring-related charges	20.5	—
[4] Allowance for credit loss	17.1	—
[5] Costs related to pending insurance claims, net	3.0	—
[6] Recognition of pension settlement (gains) losses	(0.4)	2.7
[8] Purchase accounting cost of products sold	—	2.2
[9] Gain on sale of asset	—	(4.3)
Adjusted EBITDA (Non-GAAP Measure)	$298.2	$363.6

2. Reconciliation of Net Income to Adjusted Net Income
Net Income (GAAP)	$26.7	$125.9
[1] Acquisition-related costs	28.9	25.4
[2] Restructuring charges	15.2	18.0
[3] Restructuring-related charges	20.5	—
[4] Allowance for credit loss	17.1	—
[5] Costs related to pending insurance claims, net	3.0	—
[6] Recognition of pension settlement (gains) losses	(0.4)	2.7
[7] Non-recurring components of interest expense	—	6.5
[8] Purchase accounting cost of products sold	—	2.2
[9] Gain on sale of asset	—	(4.3)
[10] Amortization expense	25.6	20.2
[11] Income tax impact of adjustments	(18.7)	(13.5)
Adjusted Net Income (Non-GAAP Measure)	$117.9	$183.1

3. Earnings per Share Summary
Diluted EPS (GAAP)	$0.21	$0.96
Impact of adjustments	$0.70	$0.44
Adjusted Diluted EPS (Non-GAAP Measure)	$0.91	$1.40

Weighted average diluted shares outstanding	129.2	130.9

4. Profit Margins
Net Sales (GAAP)	$2,734.7	$2,700.4
Net Income margin percentage (GAAP)	1.0%	4.7%
Adjusted Net Income margin percentage (Non-GAAP Measure)	4.3%	6.8%
Adjusted EBITDA margin percentage (Non-GAAP Measure)	10.9%	13.5%

TICK LEGEND:

[1] Acquisition-related costs are transaction and integration costs, including legal, accounting and other professional fees, severance, stock-based compensation and other integration related costs. These charges are primarily recorded within selling, general and administrative expenses within the Condensed Consolidated Statements of Income. Acquisition-related costs are significantly impacted by the timing and complexity of the underlying acquisition related activities and are not indicative of the Company’s ongoing operating performance. The acquisition-related costs incurred in 2024 are associated with the acquisition of Supreme Cabinetry Brands, Inc., which was announced in the second quarter of fiscal 2024 and closed early in the third quarter of fiscal 2024. The acquisition-related costs in 2025 are primarily associated with the pending acquisition of American Woodmark, which is expected to close in early 2026. Costs for both acquisitions are comprised primarily of professional fees.

Certain of the acquisition-related costs incurred are deemed non-deductible for U.S. tax purposes. The tax impact of these non-deductible acquisition-related costs were $3.6 million and $4.3 million for the thirteen and fifty-two weeks ended December 28, 2025, respectively, with the remaining full year costs being incurred in the thirteen week period ended September 28, 2025. For the fifty-two weeks ended December 29, 2024, these non-deductible acquisition-related costs were $1.5 million, all of which were incurred in the thirteen week period ended September 29, 2024. These items are not deemed indicative of ongoing operations and have been excluded from the income tax impact of adjustments for the relevant periods.

[2] Restructuring charges are nonrecurring costs incurred to implement significant cost reduction initiatives and may consist of workforce reduction costs, facility closure costs, cessation of operations and other costs to maintain certain facilities where operations have ceased, but which we are still responsible for. The restructuring charges for all periods presented primarily include costs related to workforce reductions, lease abandonment and asset disposals for facilities that have been closed, but not yet sold.

[3] Restructuring-related charges are expenses directly related to restructuring initiatives that do not represent normal, recurring expenses necessary to operate the business, but cannot be reported as restructuring under GAAP. The restructuring-related charges for all periods presented primarily include losses on disposal of inventories from exiting product lines, losses on the sale of facilities closed as a result of restructuring actions and costs resulting from the redeployment of equipment within the manufacturing footprint.

[4] Allowance for credit loss represents a one‑time, non‑cash charge resulting from the Company’s assessment of the collectability of a specific customer’s receivable balance of $17.1 million as of December 28, 2025. The reserve relates entirely to sales recognized in 2025 and arose from facts and circumstances specific to this customer. The charge is recorded within selling, general and administrative expense in the Condensed Consolidated Statements of Income and is not indicative of the Company’s ongoing operating performance.

[5] Costs related to pending insurance claims, net of insurance proceeds are excluded as they are not deemed indicative of future operations. The costs recognized in 2025 are related to the incurrence of insurable events within the manufacturing footprint. We are pursuing insurance recoveries and any funds received will be used to offset these costs in future periods.

[6] We exclude the impact of actuarial gains and losses related to our U.S. defined benefit pension plan as they are not deemed indicative of future operations. In 2024, the Company made the decision to terminate our defined benefit pension plan, resulting in a $2.9 million non-cash settlement charge. During 2025, the Company recognized a net settlement gain of $0.4 million related to the final valuation of the pension plan.

[7] Non-recurring components of interest expense are one-time costs associated with the refinancing of debt facilities and usage of temporary debt facilities. The non-recurring components of interest expense in fiscal 2024 relate primarily to non-recurring write-offs of deferred financing costs resulting from the debt restructuring transaction. These charges are classified as interest expense within the Condensed Consolidated Statements of Income and are not indicative of the Company’s ongoing operating performance.

[8] Purchase accounting cost of products sold relates to the fair market value adjustment required under GAAP for inventory obtained in the acquisition of Supreme Cabinetry Brands, Inc. All inventory obtained was sold in the third quarter of 2024.

[9] Gain on sale of asset relates to a gain resulting from the sale of facilities and land on December 12, 2024. The location was previously closed in conjunction with the consolidation of our warehouse facilities to enable efficiencies and increase annual savings. This facility sold for a purchase price of $6.6 million, resulting in a $4.3 million gain recognized as a separate component of non-operating income in the Condensed Consolidated Statements of Income.

[10] Beginning in the second quarter of fiscal 2024 reporting, management began adding back amortization of intangible assets in calculating adjusted net income and adjusted diluted EPS for all periods presented. Non-cash amortization expenses are not indicative of the Company’s ongoing operations.

[11] In order to calculate Adjusted Net Income, each of the items described in Items [1] - [10] above reflect tax effects based upon an estimated annual effective income tax rate of 25.0 percent, inclusive of recurring permanent differences and the net effect of state income taxes and excluding the impact of discrete income tax items. Certain discrete income tax items are adjusted for in the relevant period identified and may include, but are not limited to, changes in judgment or estimates of uncertain tax positions related to prior periods, return-to-provision adjustments, the tax effect of relevant stock-based compensation items, and certain changes in valuation allowances for the realizability of deferred tax assets. Management believes this approach assists investors in understanding the income tax provision and the estimated annual effective income tax rate related to ongoing operations.

The Company incurred valuation allowance charges for deferred foreign tax credits that the Company no longer estimates to be usable based on future foreign income estimates. The valuation charges incurred were $2.4 million and $4.4 million for the thirteen and fifty-two weeks ended December 28, 2025, respectively, with the remaining full year costs being incurred in the thirteen week period ended September 28, 2025. The valuation charges incurred were $2.1 million and $2.7 million for the thirteen and fifty-two weeks ended December 29, 2024 respectively, with the remaining full year costs being incurred in the thirteen week period ended September 29, 2024. These charges are not indicative of the Company’s ongoing operating performance and have been excluded from the income tax impact of adjustments for the relevant periods.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 28,	December 29,
(U.S. Dollars presented in millions)	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$183.3	$120.6
Accounts receivable, net	150.4	191.0
Inventories	269.1	276.4
Other current assets	93.1	62.7
TOTAL CURRENT ASSETS	695.9	650.7
Property, plant and equipment, net	503.1	481.5
Operating lease right-of-use assets, net	189.1	66.4
Goodwill	1,127.5	1,125.8
Other intangible assets, net	547.7	571.3
Other assets	37.1	34.1
TOTAL ASSETS	$3,100.4	$2,929.8
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$203.7	$180.7
Current operating lease liabilities	24.3	19.5
Other current liabilities	187.7	195.2
TOTAL CURRENT LIABILITIES	415.7	395.4
Long-term debt	974.5	1,007.8
Deferred income taxes	171.6	158.7
Pension and other postretirement plan liabilities	3.9	3.2
Operating lease liabilities	175.2	55.0
Other non-current liabilities	14.9	15.0
TOTAL LIABILITIES	1,755.8	1,635.1
Stockholders' equity	1,344.6	1,294.7
TOTAL EQUITY	1,344.6	1,294.7
TOTAL LIABILITIES AND EQUITY	$3,100.4	$2,929.8

Reconciliation of Net Debt to Adjusted EBITDA
Long-term debt	$974.5	$1,007.8
Less: Cash and cash equivalents	(183.3)	(120.6)
Net Debt	$791.2	$887.2
Adjusted EBITDA (for full fiscal year)	298.2	363.6
Net Debt to Adjusted EBITDA	2.7x	2.4x

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	52 Weeks Ended	52 Weeks Ended
	December 28,	December 29,
(U.S. Dollars presented in millions)	2025	2024
OPERATING ACTIVITIES
Net income	$26.7	$125.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	67.9	57.1
Amortization of intangibles	25.6	20.2
Restructuring charges, net of cash payments	(1.7)	10.5
Write-off and amortization of finance fees	2.7	8.9
Stock-based compensation	16.1	21.9
Provision for bad debt	17.8	0.4
Recognition of pension settlement (gain) loss	(0.4)	2.7
Deferred taxes	12.8	4.6
Changes in operating assets and liabilities:
Accounts receivable	24.0	21.3
Inventories	8.0	(10.7)
Other current assets	(22.4)	(5.7)
Accounts payable	15.7	23.8
Accrued expenses and other current liabilities	3.6	3.4
Other items	(0.7)	7.7
NET CASH PROVIDED BY OPERATING ACTIVITIES	195.7	292.0
INVESTING ACTIVITIES
Capital expenditures	(78.2)	(80.9)
Proceeds from the disposition of assets	3.8	14.6
Acquisition of business, net of cash acquired	—	(514.5)
NET CASH USED IN INVESTING ACTIVITIES	(74.4)	(580.8)
FINANCING ACTIVITIES
Issuance of long-term and short-term debt	240.0	1,170.0
Repayments of long-term and short-term debt	(275.0)	(862.5)
Payment of financing fees	(1.8)	(17.8)
Repurchase of common stock	(18.1)	(6.5)
Payments of employee taxes withheld from share-based awards	(8.3)	(11.4)
Other items	(2.5)	(2.2)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(65.7)	269.6
Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	6.7	(7.9)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	$62.3	$(27.1)
Cash, cash equivalents, and restricted cash at beginning of period	$121.6	$148.7
Cash, cash equivalents, and restricted cash at end of period	$183.9	$121.6

Cash and cash equivalents	$183.3	$120.6
Restricted cash included in other assets	0.6	1.0
Total cash, cash equivalents and restricted cash	$183.9	$121.6

Reconciliation of Free Cash Flow
Net cash provided by operating activities	$195.7	$292.0

Less: Capital expenditures	(78.2)	(80.9)
Free cash flow	$117.5	$211.1